Exhibit 99.1

2929 California Street Torrance, California 90503 Tel. 310.212.7910 Fax. 310.212.6315 800.890.9988 www.motorcarparts.com

FOR IMMEDIATE RELEASE

Motorcar Parts of America, Inc. Announces Fourth Quarter and
Fiscal Year 2007 Results
LOS ANGELES, CA, June 30, 2007 — Motorcar Parts of America, Inc. (“MPA”) (OTC: MPAA.PK), a leading provider of remanufactured alternators and starters for the automotive aftermarket, announced today financial results for the fourth quarter and fiscal year ended March 31, 2007.
•	Strong revenue gains with new and existing customers

•	Offshore production transition costs coming to an end

•	Core receiving and sorting transition to Mexico on track

•	May 2007 production costs down and on track

•	SOX 404 implementation completed

•	Successful $40.1 million private placement completed, strengthening the balance sheet
Overview
“During the fiscal year ended March 31 2007, we embarked on a number of important initiatives,” said MPA’s Chairman, President and CEO, Selwyn Joffe. “Firstly, we focused on increasing market share in both the do-it-yourself and the do-it-for-me market. Secondly, we focused on enhancing our operating margins by moving the majority of our production offshore. We are also in the process of moving the bulk of the remaining logistics support from our California location to our new Mexico facility. We accomplished a great deal, including generating strong revenue growth from new customers and increased sales to existing customers. In addition, the Company was able to grow its sales to the professional installer market, which now represents approximately 21% of total net sales. The Company also successfully transitioned the majority of its production to offshore locations and has established a footprint to move core sorting and logistics offshore. Progress at our Mexico facility to date is proceeding in accordance with our plans. Our operating costs as recently as May 2007, are right on target with expectations. Shortly after our fiscal year end, we successfully completed a private placement financing that provided us with net proceeds of approximately $36.5 million in additional capital to grow our business, take advantage of new business opportunities and complete our off-shore initiative.”
GAAP Net Sales and Gross Profit — Quarter
Net sales for the quarter ending March 31, 2007 were $31.4 million, up 11.6% from $28.1 million in the same quarter last year. This increase was primarily due to additional sales to new and existing customers. Gross profit and gross margin were $3.3 million and 10.6%, respectively, as compared to $7.5 million and 26.8%, respectively, in the fourth quarter of fiscal 2006. Gross profit in the fourth quarter of fiscal 2007 was negatively impacted by start-up expenses relating to our initiative of moving production offshore and by the write-down of inventory related to reduction in standard costs from the end of the third quarter, which reduction resulted from the cost savings we are experiencing in Mexico. In addition, during the quarter ended March 31, 2007, $1,575,000 of core revenues were deferred. No core revenues were deferred in prior periods.
“During the fourth quarter of fiscal 2007, we saw strong growth in our top line from sales to new and existing customers,” Mr. Joffe continued.
Non-GAAP Discussion
Non-GAAP financial results for the three month and twelve month periods ended March 31, 2007 discussed in this release reflect operating results excluding the impact of (i) revenues and core inventory adjustments recorded as a result of termination of the pay-on-scan (“POS”) inventory arrangement, (ii) front-loaded marketing allowances in conjunction with new business, (iii) stock adjustments related to update orders shipped in later periods, (iv) FAS 123R stock compensation expenses, (v) consulting fees incurred in connection with Sarbanes-Oxley (“SOX”) compliance, (vi) restatement expenses, (vii) cost reductions associated with the recording of a shareholder note receivable, and (viii) severance and other costs related to staff reductions at the Company’s Torrance facilities.
Non-GAAP financial results for the three and twelve months ended March 31, 2006 discussed in this release reflect operating results excluding the impact of (i) front-loaded marketing allowances in conjunction with new business, (ii) stock adjustments related to update orders shipped in later periods (iii) outside professional and consulting fees associated with the SEC’s review of the Company’s SEC filings and the related restatement of financial statements (iv) consulting fees incurred in connection with SOX compliance, and (v) start-up costs related to the Company’s new production location in Mexico and new distribution center in Tennessee.
For a reconciliation of the non-GAAP results to the relevant GAAP results, please see the financial schedules that accompany this release.
Non-GAAP Net Sales and Gross Profit — Quarter
Non-GAAP net sales for the quarter ended March 31, 2007 were $31.6 million, up 23.0% from non-GAAP net sales of $25.7 million in the same quarter of the prior year. Non-GAAP gross profit was $3.8 million, or 12.1% of net sales, in the fourth quarter of fiscal 2007, compared to non-GAAP gross profit of $6.1 million, or 23.8% of net sales, in the same quarter of the prior year.
“Our success in our offshore initiative will begin to show in our first quarter results for fiscal year 2008. If we were to pro-forma our fourth quarter results with the existing production costs that we experienced as recently as May, our fourth quarter fiscal 2007 gross margins would be approximately 26% after taking into account the effect of GAAP to Non-GAAP adjustments. This compares to a gross margin of approximately 24% for the fourth quarter of fiscal 2006. These pro-forma results are very encouraging as we expect our operating costs to further decrease as we complete our transition,“ said Mr. Joffe.
GAAP Operating Results and Interest Expense — Quarter
Operating loss for the fourth quarter of fiscal 2007 was $4.2 million, compared to operating income of $2.6 million in the same quarter of the prior year. Operating expenses increased 52.9% in the quarter, driven primarily by higher costs caused by:
•	production start-up expenses in our offshore locations

•	redundant costs associated with moving our operations to our Mexico facility

•	consulting and professional fees incurred in connection with SOX compliance

•	severance costs related to staff reductions at the Company’s Torrance facilities
It is expected that the above costs will decline going forward especially the production start-up expenses, redundant moving costs and SOX-related fees. FAS 123R non-cash stock compensation expenses will continue.
Interest expense also increased in the fourth quarter of fiscal 2007 due to increased interest rates and higher levels of debt. Net loss in the fourth quarter of fiscal 2007 was $2.6 million, or $0.32 per diluted share, compared to net income of $1.2 million, or $0.14 per diluted share for the same quarter last fiscal year.
Non-GAAP Operating Results — Quarter
Non-GAAP operating loss in the fourth quarter of fiscal 2007 was $1.7 million, compared to non-GAAP operating income of $1.2 million in the same quarter of the prior year. Non-GAAP net loss was $2.2 million, or $0.26 per diluted share, in the fourth quarter of fiscal 2007, compared to non-GAAP net income of $0.2 million, or $0.03 per diluted share, in the same quarter of the prior year.
Operating results in the fourth quarter of fiscal 2007 were negatively impacted by start-up expenses relating to our initiative of moving production offshore and redundant costs associated with moving our operations to our Mexico facility.
Mr. Joffe further stated, “Pro-forma operating income results, with the existing production costs that we experienced as recently as May, for the fourth quarter fiscal 2007 would be approximately $3.4 million after taking into account the effect of GAAP to Non-GAAP adjustments.”
GAAP Net Sales and Gross Profit — Fiscal Year
For the year ended March 31, 2007, net sales were $136.3 million, up 25.8% from $108.4 million in fiscal 2006. Net sales in fiscal 2007 were favorably impacted by a one-time catch up of $19.8 million in net sales from the sale of products previously shipped on a POS basis, which was partially offset by $8.1 million in core inventory adjustments, $3.3 million in front-loaded marketing allowances and $0.6 million in expenses related to the buy back of core inventory. Gross profit was $21.3 million, or 15.6% of net sales, in fiscal 2007 versus $25.4 million, or 23.4% of net sales in fiscal 2006. Gross profit in fiscal 2007 was negatively impacted by the previously mentioned core inventory adjustments, front-loaded marketing allowances, stock adjustments as well as the fourth quarter inventory write-down. In addition, during the year ended March 31, 2007, $1,575,000 of core revenues were deferred. No core revenues were deferred in prior periods.
Non-GAAP Net Sales and Gross Profit — Fiscal Year
Non-GAAP net sales for the year ended March 31, 2007 were $130.1 million, up 17.4% from non-GAAP net sales of $110.8 million in fiscal 2006. Non-GAAP gross profit was $29.3 million, or 22.5% of net sales, in fiscal 2007, compared to non-GAAP gross profit of $28.5 million, or 25.7% of net sales, in fiscal 2006.
GAAP Operating Results — Fiscal Year
Operating loss in fiscal 2007 was $2.5 million, compared to operating income of $6.3 million in fiscal 2006. Operating expenses increased 24.3%, primarily due to the previously mentioned consulting fees incurred in connection with SOX compliance, FAS 123R stock compensation expenses, higher research and development expenses incurred in connection with the Mexico facility and severance costs. Operating expenses for the full year also include restatement expenses and a reduction in expenses associated with the recording of a shareholder note receivable. Net loss was $5.0 million in fiscal 2007, or $0.59 per diluted share, compared to net income of $2.1 million, or $0.25 cents per diluted share, in fiscal 2006.
Non-GAAP Operating Results — Fiscal Year
Non-GAAP operating income in fiscal 2007 was $9.2 million, compared to non-GAAP operating income of $12.4 million in fiscal 2006. Non-GAAP net income was $2.0 million, or $0.23 per diluted share, in fiscal 2007, compared to non-GAAP net income of $5.7 million, or $0.67 per diluted share, in fiscal 2006.
Financial Condition
As of March 31, 2007, the Company had cash and equivalents of $0.3 million, negative working capital of ($27.2) million and total assets of $132.0 million. Debt and capital lease obligations totaled $28.0 million and shareholders’ equity stood at $47.8 million. Cash flow used in operating activities totaled $9.3 million for the year ended March 31, 2007.
In the fourth quarter of fiscal 2007, we reclassified core inventory held at our locations and held at customers’ locations to long-term core inventory. The reclassified core inventory totaled $42,492,000 and $33,822,000 at March 31, 2007 and 2006, respectively. This reclassification had no impact on total assets or core inventory value.
In May 2007, the Company raised $40.1 million of capital through a private placement.
“In fiscal 2007, we devoted significant resources toward achieving compliance with section 404 of Sarbanes-Oxley. We completed this endeavor, and are now able to provide our shareholders with a greater level of confidence in our financial controls and procedures,” said Mervyn McCulloch, MPA’s Chief Financial Officer. “With net proceeds of approximately $36.5 million in additional capital, we have the resources needed to meet our working capital requirements and execute our current business strategies.”
Business Outlook
“In fiscal 2008, we anticipate another year of strong revenue growth, along with a continued reduction of our operating costs. We will also continue streamlining our distribution and logistics operations in an effort to lower our production costs even more,” said Mr. Joffe. “These initiatives should further improve our competitive position and allow MPA to further expand our market share. We expect our quarterly operating results to continue to improve, with a significant increase in our operating margins by the end of this fiscal year.”
Conference Call
MPA will host a conference call at 6:00 a.m. PT (9:00 a.m. ET) on Monday, July 2, 2007 to discuss results for the fourth quarter and fiscal year ended March 31, 2007. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (888) 482-0024. International callers should dial (617) 801-9702. The participant pass code for the call is 56743175. If you are unable to participate in the call at this time, a replay will be available Monday, July 2, at 8:00 a.m. PT (11:00 a.m. ET), through Monday, July 9, at 9:00 p.m. PT (midnight ET). To access the replay dial (888) 286-8010 and the international dial (617) 801-6888. The conference ID number 33919120. This conference call will be broadcast live over the Internet and can be accessed by all interested parties on the MPA website at www.motorcarparts.com. To listen to the live call, please go to the MPA website at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on MPA’s website for 90 days.

Use of Non-GAAP Financial Measures
To supplement the Company’s condensed consolidated financial statements presented on a GAAP basis, the Company is providing certain income statement information that is not calculated according to GAAP. The Company believes that its non-GAAP disclosures are useful in evaluating its operating results as this information supplies the user with another view of the matching of costs and expenses. A reconciliation of the adjustments to GAAP results for the three and twelve month periods ended March 31, 2007 and March 31, 2006 is included below. The non-GAAP information presented is supplemental and is not purported to be a substitute for information prepared in accordance with GAAP.
About MPA
Motorcar Parts of America, Inc. is a leading remanufacturer of replacement alternators and starters for imported and domestic cars and light trucks in the United States and Canada. MPA has facilities in the United States in Torrance, California, and Nashville, Tennessee, as well as in Mexico, Singapore and Malaysia. MPA’s websites are located at www.motorcarparts.com and www.quality-built.com.
Disclosure Regarding Private Securities Litigation Reform Act of 1995
This press release contains certain forward-looking statements with respect to our future performance that involve risks and uncertainties. Various factors could cause actual results to differ materially from those projected in such statements. These factors include, but are not limited to: concentration of sales to certain customers, changes in our relationship with any of our customers, including the increasing customer pressure for lower prices and more favorable payment and other terms, our ability to renew the contract with our largest customer that is scheduled to expire in August 2008 and the terms of any such renewal, the increasing demands on our working capital, including the significant strain on working capital associated with large core inventory purchases from customers of the type we have increasingly made, our ability to obtain any additional financing we may seek or require, our ability to achieve positive cash flows from operations, potential future changes in our previously reported results as a result of the identification and correction of errors in our accounting policies or procedures, the material weaknesses in our internal controls over financial reporting, the SEC’s review of our previously filed public reports, lower revenues than anticipated from new and existing contracts, our failure to meet the financial covenants or the other obligations set forth in our bank credit agreement and the bank’s refusal to waive any such defaults, any meaningful difference between projected production needs and ultimate sales to our customers, increases in interest rates, changes in the financial condition of any of our major customers, the impact of high gasoline prices, the potential for changes in consumer spending, consumer preferences and general economic conditions, increased competition in the automotive parts industry, including increased competition from Chinese manufacturers, difficulty in obtaining cores and component parts or increases in the costs of those parts, political or economic instability in any of the foreign countries where we conduct operations, unforeseen increases in operating costs and other factors discussed herein and in the Company’s filings with the SEC.

For more information, contact:

CCG Investor Relations	Motorcar Parts of America, Inc.

Crocker Coulson, President crocker.coulson@ccgir.com (646) 213-1915 or Elaine Ketchmere, VP Financial Writing elaine.ketchmere@ccgir.com (310) 231-8600 ext. 119	Selwyn Joffe Chairman, President & CEO (310) 972-4005
FINANCIAL TABLES FOLLOW

MOTORCAR PARTS OF AMERICA, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
March 31,

	2007	2006
ASSETS
Current assets:
Cash	$349,000	$400,000
Short term investments	859,000	660,000
Accounts receivable — net	2,259,000	13,902,000
Inventory— net	31,844,000	31,282,000
Income tax receivable	1,670,000	—
Deferred income tax asset	6,768,000	5,809,000
Inventory unreturned	3,886,000	948,000
Prepaid expenses and other current assets	1,873,000	918,000

Total current assets	49,508,000	53,919,000
Plant and equipment — net	16,051,000	12,164,000
Long-term core inventory	42,492,000	33,822,000
Long-term core deposit	21,617,000	826,000
Deferred income tax asset	1,817,000	—
Other assets	501,000	405,000

TOTAL ASSETS	$131,986,000	$101,136,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$42,756,000	$21,882,000
Accrued liabilities	1,292,000	1,587,000
Accrued salaries and wages	2,780,000	2,267,000
Accrued workers’ compensation claims	3,972,000	3,346,000
Income tax payable	285,000	1,021,000
Line of credit	22,800,000	6,300,000
Deferred compensation	859,000	495,000
Deferred income	133,000	133,000
Other current liabilities	225,000	988,000
Credit due customer	—	1,793,000
Current portion of capital lease obligations	1,568,000	1,499,000

Total current liabilities	76,670,000	41,311,000
Deferred income, less current portion	255,000	388,000
Deferred income tax liability	—	562,000
Deferred core revenue	1,575,000	—
Deferred gain on sale-leaseback	1,859,000	2,377,000
Other liabilities	170,000	46,000
Capitalized lease obligations, less current portion	3,629,000	4,857,000

Total liabilities	84,158,000	49,541,000
Commitments and Contingencies
Shareholders’ equity:
Preferred stock; par value $.01 per share, 5,000,000 shares authorized; none issued	—	—
Series A junior participating preferred stock; par value $.01 per share, 20,000 shares authorized; none issued	—	—
Common stock; par value $.01 per share, 20,000,000 shares authorized; 8,373,122 and 8,316,105 shares issued and outstanding at March 31, 2007 and 2006, respectively	84,000	83,000
Additional paid-in capital	56,241,000	54,326,000
Shareholder note receivable	(682,000)	—
Accumulated other comprehensive income	40,000	85,000
Accumulated deficit	(7,855,000)	(2,899,000)

Total shareholders’ equity	47,828,000	51,595,000

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$131,986,000	$101,136,000

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MOTORCAR PARTS OF AMERICA, INC. AND SUBSIDIARIES
Consolidated Statements of Operations

	Years Ended		Three Months Ended
	March 31,		March 31,
	2007	2006	2007	2006
			(unaudited)	(unaudited)
Net sales	$136,323,000	$108,397,000	$31,400,000	$28,146,000
Cost of goods sold	115,040,000	82,992,000	28,085,000	20,605,000

Gross profit	21,283,000	25,405,000	3,315,000	7,541,000
Operating expenses:
General and administrative	18,185,000	14,337,000	6,023,000	3,424,000
Sales and marketing	4,116,000	3,536,000	1,176,000	1,070,000
Research and development	1,457,000	1,234,000	326,000	426,000

Total operating expenses	23,758,000	19,107,000	7,525,000	4,920,000

Operating income (loss)	(2,475,000)	6,298,000	(4,210,000)	2,621,000
Interest expense	(5,996,000)	(2,974,000)	(1,977,000)	(814,000)
Interest income	83,000	20,000	84,000	20,000

Income (loss) before income tax expense (benefit)	(8,388,000)	3,344,000	(6,103,000)	1,827,000
Income tax expense (benefit)	(3,432,000)	1,259,000	(3,459,000)	607,000

Net income (loss)	$(4,956,000)	$2,085,000	$(2,644,000)	$1,220,000

Basic net income (loss) per share	$(0.59)	$0.25	$(0.32)	$0.15

Diluted net income (loss) per share	$(0.59)	$0.25	$(0.32)	$0.14

Weighted average number of shares outstanding:
— basic	8,348,069	8,251,319	8,370,489	8,314,364

— diluted	8,348,069	8,483,323	8,370,489	8,620,197

MOTORCAR PARTS OF AMERICA, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Year Ended March 31,

	2007	2006
Cash flows from operating activities:
Net income (loss)	$(4,956,000)	$2,085,000
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	2,323,000	2,180,000
Amortization of deferred gain on sale-leaseback	(518,000)	(218,000)
Provision for inventory reserves	104,000	(403,000)
Provision for customer finished goods returns accruals	6,254,000	473,000
Provision for customer allowances earned	3,318,000	(10,000)
Provision for customer payment discrepencies	(1,157,000)	1,396,000
Provision for doubtful accounts	(8,000)	6,000
Deferred income taxes	(3,444,000)	612,000
Share-based compensation expense	1,557,000	—
Impact of tax benefit on APIC pool	107,000	—
Shareholder note receivable	(682,000)	—
Changes in current assets and liabilities:
Accounts receivable	3,235,000	(855,000)
Inventory	(661,000)	(8,985,000)
Income tax receivable	(1,668,000)	—
Inventory unreturned	(2,938,000)	(371,000)
Prepaid expenses and other current assets	(949,000)	447,000
Other assets	(97,000)	(332,000)
Accounts payable and accrued liabilities	21,702,000	8,750,000
Income tax payable	(738,000)	(16,000)
Deferred compensation	364,000	121,000
Deferred income	(133,000)	(133,000)
Credit due customer	(1,793,000)	(10,750,000)
Deferred core revenue	1,575,000	—
Long-term core inventory	(8,670,000)	(6,396,000)
Long-term core deposits	(20,791,000)	(759,000)
Other current liabilities	(649,000)	1,704,000

Net cash (used in) provided by operating activities	(9,313,000)	(11,454,000)

Cash flows from investing activities:
Purchase of property, plant and equipment	(5,887,000)	(4,372,000)
Proceeds from sale-leaseback transaction	—	4,110,000
Change in short term investments	(117,000)	(157,000)

Net cash used in investing activities	(6,004,000)	(419,000)

Cash flows from financing activities:
Borrowings under line of credit	50,636,000	21,331,000
Repayments under line of credit	(34,136,000)	(15,031,000)
Net payments on capital lease obligations	(1,531,000)	(1,002,000)
Exercise of stock options	294,000	286,000
Excess tax benefit from employee stock options exercised	172,000	414,000
Impact of tax benefit on APIC pool	(107,000)	—

Net cash (used in) provided by financing activities	15,328,000	5,998,000

Effect of exchange rate changes on cash	(62,000)	64,000

Net decrease in cash and cash equivalents	(51,000)	(5,811,000)
Cash and cash equivalents — Beginning of period	400,000	6,211,000

Cash and cash equivalents — End of period	$349,000	$400,000

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MOTORCAR PARTS OF AMERICA, INC. AND SUBSIDIARIES
Supplemental Information
Reconciliation of GAAP to Non-GAAP Operating Results
For the three months ended March 31, 2007

	Three Months ended March 31, 2007
	GAAP	Adjustments		Non-GAAP
Net sales	31,400,000	201,000	(1)	31,601,000
Cost of goods sold	28,085,000	(297,000	)(2)	27,788,000

Gross profit	3,315,000			3,813,000

Operating expenses:
General and administrative	6,023,000	(1,982,000	)(3)	4,041,000
Sales and marketing	1,176,000			1,176,000
Research and development	326,000			326,000

Total operating expenses	7,525,000			5,543,000

Operating income (loss)	(4,210,000)			(1,730,000)
Interest expense	(1,977,000)			(1,977,000)
Interest income	84,000			84,000
Income (loss) before income tax expense (benefit)	(6,103,000)			(3,623,000)
Income tax expense (benefit)	(3,459,000)	2,010,000	(4)	(1,449,000)

Net income (loss)	(2,644,000)			(2,174,000)

Basic net income (loss) per share	$(0.32)			$(0.26)

Diluted net income (loss) per share	$(0.32)			$(0.26)

Weighted average number of shares outstanding:
— basic	8,370,489			8,370,489
— diluted	8,370,489			8,370,489
EBITDA	(3,774,000)*			(1,294,000)
(1) Adjustment (a) subtracts $2.2 million in stock adjustments previously added back related to update orders which orders should be shipped in the fourth quarter, (b) adds back $0.6 million in adjustments related to the buy back of core inventory from a customer, (c) adds back $0.2 million in front-loaded marketing allowances and (d) adds back $1.6 million related to the deferral of core revenues.
(2) Adjustment (a) subtracts the cost of sales of $1.1 million related to the stock adjustments of $2.2 million and (b) adds back the cost of sales of $0.8 million related to the deferral of core revenues.
(3) Adjustment excludes (a) $1.4 million in consulting fees incurred in connection with Sarbanes- Oxley compliance, (b) $0.3 million in severance costs and (c) $0.3 million in FAS 123R stock compensation expenses.
(4) Adjustment reflects effective tax rate of 40%.
*   An earlier version of this press release erroneously showed this figure as positive.
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MOTORCAR PARTS OF AMERICA, INC. AND SUBSIDIARIES
Supplemental Information
Reconciliation of GAAP to Non-GAAP Operating Results
For the Year Ended March 31, 2007

	Year Ended March 31, 2007
	GAAP	Adjustments		Non-GAAP
Net sales	136,323,000	(6,239,000	)(1)	130,084,000
Cost of goods sold	115,040,000	(14,256,000	)(2)	100,784,000

Gross profit	21,283,000			29,300,000

Operating expenses:
General and administrative	18,185,000	(3,637,000	)(3)	14,548,000
Sales and marketing	4,116,000			4,116,000
Research and development	1,457,000			1,457,000

Total operating expenses	23,758,000			20,121,000

Operating income (loss)	(2,475,000)			9,179,000
Interest expense	(5,996,000)			(5,996,000)
Interest income	83,000			83,000
Income (loss) before income tax expense (benefit)	(8,388,000)			3,266,000
Income tax expense (benefit)	(3,432,000)	4,738,000	(4)	1,306,000

Net income (loss)	(4,956,000)			1,960,000

Basic net income (loss) per share	$(0.59)			$0.23

Diluted net income (loss) per share	$(0.59)			$0.23

Weighted average number of shares outstanding:
— basic	8,348,069			8,348,069

— diluted	8,348,069			8,674,246

EBITDA	(670,000)			10,984,000
(1) Adjustment (a) excludes $19.8 million in revenues from the sale of products previously shipped on a POS basis, (b) adds back $8.1 million in core inventory adjustments recorded as a result of termination of the pay-on-scan inventory arrangement and $0.6 million in adjustments related to the buy back of core inventory from a customer, (c) adds back $3.3 million in front-loaded marketing allowances and (d) adds back $1.6 million related to the deferral of core revenues. By including the $19.8 million in revenues from the sale of products previously shipped on a POS basis, net sales would be $149.9 million.
(2) Adjustment (a) excludes the cost of sales of $15.0 million related to the $19.8 million in revenues from the sale of products previously shipped on a POS basis and (b) adds back the cost of sales of $0.8 million related to the deferral of core revenues. By including the $15.0 million cost of goods sold related to the sale of $19.8 million of products previously shipped on a POS basis, cost of goods sold would be $115.8 million.
(3) Adjustment (a) excludes $1.5 million in FAS 123R stock compensation expenses, (b) excludes $2.4 million in consulting fees incurred in connection with Sarbanes-Oxley compliance, (c) excludes $0.3 million in severance costs, (d) excludes $0.1 million in restatement expenses and (e) adds back $0.7 million in connection with a related party agreement which resulted in recording a shareholder note receivable that reduced general and administrative expense.
(4) Adjustment reflects effective tax rate of 40%.
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MOTORCAR PARTS OF AMERICA, INC. AND SUBSIDIARIES
Supplemental Information
Reconciliation of GAAP to Non-GAAP Operating Results
For the Three Months Ended March 31, 2006

	Three Months Ended March 31, 2006
	GAAP	Adjustments		Non-GAAP
Net sales	28,146,000	(2,450,000	)(1)	25,696,000
Cost of goods sold	20,605,000	(1,026,000	)(2)	19,579,000

Gross profit	7,541,000			6,117,000

Operating expenses:
General and administrative	3,424,000			3,424,000
Sales and marketing	1,070,000			1,070,000
Research and development	426,000			426,000

Total operating expenses	4,920,000			4,920,000

Operating income	2,621,000			1,197,000
Interest expense	(814,000)			(814,000)
Interest income	20,000			20,000
Income before income tax expense	1,827,000			403,000
Income tax expense	607,000	(446,000	)(3)	161,000

Net income	1,220,000			242,000

Basic net income per share	$0.15			$0.03

Diluted net income per share	$0.14			$0.03

Weighted average number of shares outstanding:
— basic	8,314,364			8,314,364
— diluted	8,620,197			8,620,197
EBITDA	3,118,000			1,694,000
(1) Adjustment subtracts (a) $2.2 million in stock adjustments previously added back related to update orders which were shipped in the fourth quarter and (b) $0.3 million of marketing allowances previously added back as front-loaded.
(2) Adjustment subtracts the cost of sales of $1.0 million related to the stock adjustments of $2.2 million.
(3) Adjustment reflects effective tax rate of 40%.
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MOTORCAR PARTS OF AMERICA, INC. AND SUBSIDIARIES
Supplemental Information
Reconciliation of GAAP to Non-GAAP Operating Results
For the Year Ended March 31, 2006

	Year Ended March 31, 2006
	GAAP	Adjustments		Non-GAAP
Net sales	108,397,000	2,400,000	(1)	110,797,000
Cost of goods sold	82,992,000	(699,000	)(2)	82,293,000

Gross profit	25,405,000			28,504,000

Operating expenses:
General and administrative	14,337,000	(2,996,000	)(3)	11,341,000
Sales and marketing	3,536,000			3,536,000
Research and development	1,234,000			1,234,000

Total operating expenses	19,107,000			16,111,000

Operating income	6,298,000			12,393,000
Interest expense	(2,974,000)			(2,974,000)
Interest income	20,000			20,000
Income before income tax expense	3,344,000			9,439,000
Income tax expense	1,259,000	2,517,000	(4)	3,776,000

Net income	2,085,000			5,663,000

Basic net income per share	$0.25			$0.69

Diluted net income per share	$0.25			$0.67

Weighted average number of shares outstanding:
— basic	8,251,319			8,251,319
— diluted	8,483,323			8,483,323
EBITDA	8,260,000			14,355,000
(1) Adjustment adds back $2.4 million of front-loaded marketing allowances.
(2) Adjustment excludes start-up costs of $0.7 million related to the Company’s new production location in Mexico and new distribution center in Tennessee.
(3) Adjustment excludes (a) outside professional and consulting fees of $2.0 million associated with the SEC’s review of the Company’s SEC filings and the related restatement of financial statements, (b) start-up costs of $0.7 million related to the Company’s new production location in Mexico and new distribution center in Tennessee and (c) $0.3 million in consulting fees incurred in connection with Sarbanes-Oxley compliance.
(4) Adjustment reflects effective tax rate of 40%.